Exhibit 2.2

RRP-QSTAR LLC

767 Fifth Avenue, 16th Floor

New York, NY 10153

October 17, 2016

SM Energy Company

1775 Sherman Street

Suite 1200

Denver, Colorado 80203

Attn:    David W. Copeland

Executive Vice President, General Counsel and Corporate Secretary

Email: dcopeland@sm-energy.com

SM Energy Company

1775 Sherman Street

Suite 1200

Denver, Colorado 80203

Attn:    Kenneth J. Knott

Senior Vice President, Business

Development & Land

Email: kknott@sm-energy.com

QSTAR LLC

6363 Woodway, Suite 750

Houston, TX 77057

Attn: John E. Lodge

Email: jlodge@qstarllc.com

Re:                             Ratification and Joinder

Dear Gentlemen:

Reference is made in this Letter Agreement (“Letter”) to (i) that certain Purchase and Sale Agreement, dated October 17, 2016, effective as of September 1, 2016, by and between QStar LLC, as Seller (“QStar”) and SM Energy Company, as Buyer (“SM Energy”) attached as Exhibit I hereto (the “Purchase Agreement”) along with all schedules, annexes and exhibits thereto and (ii) that certain Confidentiality Agreement dated October 15, 2016 between SM Energy and RRP-QStar, LLC (“RRP”).  Capitalized terms used in this Letter and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

Pursuant to that certain Area of Mutual Interest Agreement (the “AMI Agreement”), dated August 22, 2016, between QStar and RRP, (i) RRP has the right to sell its right, title and interest in and to the Subject Assets (such right, title and interest of RRP, the “RRP Assets”) to Buyer on the terms set forth in the AMI Agreement (“Tag Right”), and (ii) Seller has the right to require RRP to sell the RRP Assets to Buyer on the terms set forth in the AMI Agreement (“Drag Right”).

Notwithstanding the Drag Right and Tag Right and the notice provisions required, RRP desires to sell such RRP Assets to SM Energy, and SM Energy desires to purchase such RRP Assets from RRP, in each case, on the terms set forth in the Purchase Agreement (the terms of which are hereby incorporated by reference), except as expressly modified by the terms set forth in this Letter Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, upon your countersignature and delivery of this letter agreement to us, RRP, QStar  and SM Energy hereby agree as follows:

1.           RRP hereby agrees to sell, and SM Energy hereby agrees to purchase and pay for, all of RRP’s right, title and interest in and to the RRP Assets on the terms set forth in the Purchase Agreement as if RRP were “Seller” thereunder, subject only to the following (the terms of the Purchase Agreement, as modified by this Section 1, the “RRP Purchase Agreement”):

a.                                      The “Unadjusted Purchase Price” shall be $400,000,000, the “Cash Consideration” shall be $275,000,000 and the “Equity Consideration” shall be 3,346,487 shares of Buyer Common Stock.

b.                                      The “Additional Cash Consideration” shall be $125,000,000.

c.                                       In case of ambiguity, the parties will interpret the RRP Purchase Agreement to effectuate the conveyance of RRP’s percentage ownership of the Subject Assets.

d.                                      RRP hereby makes the Specified Representations in Article IV with respect to the RRP Assets as set forth in the Purchase Agreement and all other representations and warranties are qualified by RRP’s Knowledge.

e.                                       Schedule 3.8 to the Purchase Agreement shall be deleted in its entirety and replaced with Schedule 11.4(a) to the Purchase Agreement.

f.                                        Section 6.8 of the Purchase Agreement shall be deleted in its entirety.

g.                                       With respect to RRP, “Knowledge” shall mean the actual knowledge (without investigation) of the following Persons:  Craig Huff and Anil Ranavat.

h.                                      The first sentence of Section 3.2 of the Purchase Agreement provides that Buyer will deposit in same day funds with the Escrow Agent the sum of $20,000,000 promptly upon receipt of notice from RRP that it has completed the account opening process with the Escrow Agent and such notice contains wiring instructions.

i.                                          RRP is not bound by any non-compete agreements.

j.                                         The closing shall occur simultaneously with the transaction closing under the Purchase Agreement.

2.           Subject to compliance with Sections 3, 4 and 5 below, RRP hereby agrees and acknowledges that upon execution and delivery of this Letter Agreement by the parties: (a) QStar has satisfied in full its obligations to RRP described in Article VI to the AMI Agreement with respect to the transactions contemplated by the Purchase Agreement and this Letter, and (b) QStar is free to sell its right, title and interest in and to the RRP Assets, without restriction.

3.           QStar hereby represents and warrants that (a) it has provided RRP with a full and complete executed copy of the Purchase Agreement along with all schedules, annexes and exhibits, (b) there are no additional agreements or understandings relating to the transaction with SM Energy that have not been provided to RRP other than the Confidentiality Agreements and (c) the sale of the RRP Assets by RRP as contemplated by Section 1 hereof will be on substantially the same terms and conditions applicable to, and, for the same type of consideration payable to, QStar under the terms of the Purchase Agreement and agreements related to the transactions contemplated thereunder (other than as set forth under Section 1 hereof).

4.           QStar hereby agrees to promptly provide RRP with any amendments, supplements, notices, claims or modifications to the Purchase Agreement and agreements related to the transactions contemplated thereunder.

5.           Each of the parties hereto acknowledges that each of the other parties are relying on this Letter Agreement and the Purchase Agreement, and the accuracy of the statements herein and therein contained.  Each party hereto does hereby covenant and agree that it will execute such further documents and undertake any further measures as may be reasonably necessary to effect and carry out the terms of this Letter Agreement and the Purchase Agreement and the implementation hereof and thereof.

6.           The parties hereto shall enter into a single Lock-Up and Registration Rights Agreement at Closing.

7.           There are no third party beneficiary rights in favor of any person or entity are, nor are they intended to be, created by this Letter Agreement.

8.           RRP hereby confirms that it and its counsel have received and reviewed a copy of the Purchase Agreement.

9.           This Letter Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Letter Agreement and any enforcement hereof.

10.        Section 16.13 of the Purchase Agreement is incorporated by reference herein.

11.        The notice information for RRP for Section 16.6 is as follows:

If to Seller:

RRP-QSTAR, LLC

c/o Reservoir Capital Group, L.L.C.

767 5th Avenue, 16th Floor

New York, NY  10153

Attention:  General Counsel

Telephone: 212-610-9000

Email:  legalnotices@reservoircap.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

If you are in agreement with the foregoing, please countersign this Letter in the space provided below and return to the attention of the undersigned.

RRP-QSTAR, LLC

By:	/s/ Craig A. Huff
Name:	Craig A. Huff
Title:	President

SIGNATURE PAGE TO LETTER AGREEMENT RE: RATIFICATION AND JOINDER

ACCEPTED AND AGREED TO this 17th day of October, 2016.

SM ENERGY COMPANY

By:	/s/ Javan D. Ottoson
Name:	Javan D. Ottoson
Title:	President and Chief Executive Officer

QSTAR LLC

By:	/s/ John E. Lodge
Name:	John E. Lodge
Title:	Vice President – Land and Commercial

SIGNATURE PAGE TO LETTER AGREEMENT RE: RATIFICATION AND JOINDER